Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-178881, 333-177586, 333-167388, 333-157417, 333-140238, 333-104105, 333-187133 and 333-195688) on Form S-8 and Registration Statement (Nos. 333-170140, 333-166277, 333-148779, 333-146691, 333-138405, and 333-201891) on Form S-3 of Sevion Therapeutics, Inc. and Subsidiaries of our report dated October 8, 2015, relating to our audits of the consolidated financial statements, included in this Annual Report on Form 10-K of the Sevion Therapeutics, Inc. and Subsidiaries for the year ended June 30, 2015. Our report dated October 8, 2015, relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey LLP

New York, New York

October 8, 2015